Exhibit 99.1
Directed Electronics Reports Record Fourth Quarter and Year-End 2006 Results
Fourth Quarter 2006 Net Sales Increased 55% to $210 Million
Annual 2006 Net Sales Increased 44% to $438 Million
Annual 2006 GAAP Net Income was $21 Million, or $0.81 per Diluted Share compared to a loss of
$(0.27) per Diluted Share
Annual 2006 Pro Forma Net Income Increased 63% to $27 Million, or $1.06 per Diluted Share
VISTA, CA — March 16, 2007 — Directed Electronics, Inc. (NASDAQ: DEIX) today announced record sales and net income results for the fourth quarter and year ended December 31, 2006. The Company also provided guidance for the first quarter and full year of 2007.
“As we enter 2007, Directed holds the #1 position in the security & convenience market, and through our strategic partnership with SIRIUS, we also hold the leading position in the satellite radio receiver aftermarket. With the addition of Polk Audio to the Directed family of brands which includes Definitive Technology, we now also hold the #1 position in the U.S. home speaker market. This means we are the leader in three key areas of our business — vehicle security & convenience, satellite radio and home audio speakers,” stated James E. Minarik, Directed’s President and Chief Executive Officer. “Directed achieved record sales and earnings in 2006 and we enter 2007 with expanded distribution channels and the most diversified portfolio of leading brands in our Company’s history. In 2007, we are well positioned for continued strong top line growth as we receive the full benefit of the four acquisitions we completed in 2006, including Polk Audio, and we continue to expand our market leadership in security, entertainment and satellite radio.”
“In our core security and entertainment business, we achieved a 66% sales increase in the fourth quarter of 2006, compared to the same period in the prior year, driven by our recent acquisitions and organic growth of mobile audio, home audio and security. Excluding the Polk acquisition, we continued to achieve growth in our core security and entertainment business in 2006. In 2007, we expect our higher margin security and entertainment business to increase to approximately 65% of total sales, improving our overall gross margin in excess of 300 basis points.” Mr. Minarik added, “We continue to expand our market leadership position in a number of areas including home audio. With the completion of the Polk Audio acquisition in September 2006, Directed is now the leading provider of home audio loudspeakers in the United States. Going forward, we expect home theater will continue to be a growing and profitable category in the consumer electronics business, and we now offer two of the best brands to capitalize on this trend — Definitive Technology and Polk Audio.”
“Our fourth quarter of 2006 satellite radio gross sales increased 50%, compared to the same period in 2005, to $114 million. These results reflect a 59% share of the satellite radio industry market compared to 46% in the fourth quarter of 2005 and we represented over 90% of SIRIUS’s aftermarket hardware in the fourth quarter of 2006,” continued Mr. Minarik. “As the leading provider of satellite radio hardware in the industry, we look forward to working with SIRIUS as one of their key partners in 2007 and beyond.”

In addition to announcing record results in 2006, the Company also achieved SOX (Sarbanes-Oxley) section 404 compliance.
“In 2007, our company is well positioned to benefit from our diversified portfolio of leading brands and the additional channels we expanded into during 2006. We plan to use our cash flow to retire debt, invest in our infrastructure, expand Directed’s market share with innovative products, and make strategic acquisitions in order to generate long-term value for our shareholders,” stated Mr. Minarik.
Fourth Quarter Results
Net sales in the fourth quarter of 2006 were $210 million, an increase of 55% over the prior year fourth quarter net sales of $136 million.
Gross sales of security and entertainment products in the fourth quarter of 2006 were $104 million, an increase of 66% over the prior year fourth quarter. Polk Audio represented $28 million of gross security and entertainments sales in the fourth quarter of 2006. Gross sales of satellite radio products were $114 million, an increase of 50% over the prior year fourth quarter.
Pro forma net income for the fourth quarter of 2006 increased 46% to $16 million, or $0.61 per diluted share, compared with pro forma net income of $11 million, or $0.55 per diluted share, in the prior year period. GAAP net income for the fourth quarter of 2006 was $10.8 million, or $0.41 per diluted share, compared with a GAAP net loss of $(9.6) million, or $(0.48) per diluted share, in the prior year period. The fourth quarter 2006 GAAP net income includes $1.4 million of expenses, or $0.05 per diluted share, for the previously announced patent litigation. GAAP net loss for the fourth quarter of 2005 includes $20.7 million of after tax expenses related to the Company’s initial public offering.
Full Year 2006 Results
Net sales for the year ended December 31, 2006 were $438 million, an increase of 44% over the prior year’s net sales of $305 million. Gross sales of security and entertainment products, including $30 million attributable to Polk Audio, were $229 million, an increase of 20% over the prior year. Gross sales of satellite radio products were $220 million, an increase of 82% over the prior year.
Pro forma net income for the year ended December 31, 2006 was $27.3 million, or $1.06 per diluted share, a 63% increase over the $16.8 million, or $0.89 per diluted share, in the prior year. GAAP net income for the year ended December 31, 2006 increased to $21 million, or $0.81 per diluted share, compared with a net loss of $(5.1) million, or $(0.27) per diluted share, in the prior year. GAAP net income for 2006 includes pretax expenses consisting of $3.0 million related to previously announced patent litigation and $6.6 million of inventory write-up related to the Polk Acquisition. GAAP 2005 net loss includes $22 million of after tax expenses related to the Company’s initial public offering.
Gross Profit and Operating Margins
Pro forma gross profit for the fourth quarter of 2006 increased 46% to $60.7 million, or 28.9% of net sales, compared with $41.5 million, or 30.6% of net sales, in the prior year period. The gross margin decrease in the fourth quarter of 2006 was primarily due to increased sales of satellite radio receivers to SIRIUS.COM, a lower margin customer. The Company expects SIRIUS.COM to represent a similar proportion of satellite radio sales in 2007.
For the full year 2006, pro forma gross profit increased 27.8% to $129 million, or 29.5% of net sales, compared with $101 million in 2005, or 33% of net sales. The decrease in gross margin for the year was due to product mix shifting toward satellite radio products, partially offset by the favorable effect of the higher margin Polk Audio sales.
For the fourth quarter of 2006, pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) increased 36% to $35.5 million, or 16.9% of net sales, from $26.2 million, or 19.3% of net sales, in the prior year fourth quarter. For the full year of 2006, pro forma EBITDA increased to $69 million, or 15.7% of net sales, from $56 million, or 18.3% of net sales, in the prior year.
“While both our security and entertainment, and satellite radio products experienced sales growth in 2006, the 82% growth rate of our lower margin satellite radio products significantly outpaced the 20% growth rate of our higher margin security and entertainment products,” stated Mr. Minarik. “The resulting product mix shift significantly increased our gross profit dollars, while reducing our blended gross margin percentage. In 2007, we expect our security and entertainment sales to be approximately 65% of sales compared to 50% in 2006 which will enable us to achieve higher gross profit margins.”
Balance Sheet and Cash Flows
Directed had $9.9 million in cash as of December 31, 2006. Excluding working capital primarily used to support the growth of satellite radio, the Company generated $26.3 million of free cash flow for the full year of 2006, compared to $15.1 million for the full year of 2005, which includes cash expenses of less than $5 million related to the Company’s initial public offering costs. The Company’s working capital as of December 31, 2006 was $154 million compared to $74 million as of December 31, 2005.
In connection with the acquisition of Polk Audio, Directed borrowed an additional $141 million in term debt during the latter half of 2006 resulting in $305 million of term debt. The Company also had $37 million of revolver debt as of December 31, 2006.
“Based on certain inventory management agreements we have with SIRIUS and the recent improvements in satellite radio sales we have seen at retail during the latter half of the first quarter of 2007, we believe our inventory will be down approximately $30 to $40 million by March 31, 2007, from $123 million at the end of 2006. We expect our net debt to EBITDA ratio to continue to decline in the first half of this year, as we collect account receivables generated from significant fourth quarter sales,” stated Ron Dutt, Directed’s Chief Financial Officer.
Outlook for 2007
For the full year of 2007, the Company currently expects net sales to increase 8% to 16% over 2006 to between $475 and $510 million. Further, the Company believes that it will achieve gross sales growth in security and entertainment products in the range of 40% to 46%. Excluding the Polk acquisition, the Company expects to achieve growth in the mid-single digits in security and entertainment for 2007. For satellite radio products, SIRIUS has announced it projects growth of over 2 million new net subscribers in 2007, down from 2.7 million in 2006. This reduced projection of new net subscribers combined with the previously announced lower-than-expected retail sales of satellite radio receivers in the fourth quarter of 2006 which resulted in higher inventory levels at retail, will have a negative impact on Directed’s sales of satellite radio products in 2007, particularly in the first half of the year. Specifically, Directed expects sales of satellite radio products to decline by approximately 11% to 22% for the full year of 2007 compared to 2006 and anticipates that the majority of this year over year decline will be experienced in the first half of 2007.
Due to the expansion of the Company’s higher margin security and entertainment business as a percentage of total sales, gross margins are expected to improve in excess of 300 basis points for the full year of 2007.
The Company expects overall EBITDA for 2007 to increase to between $74 and $78 million compared to the same period in 2006.
The Company expects the combined organic growth of its core security and entertainment business and the earnings of its 2006 acquisitions to be accretive to net income in 2007. This accretion is expected to be offset by slowing satellite radio sales, the interest associated with satellite radio working capital, $0.04 of incremental investments in infrastructure, and a $0.04 provision for legal expenses related to a lawsuit filed against Directed by an industry competitor in relation to its satellite radio business, which Directed believes is without merit. As a result, the Company currently expects 2007 net earnings per diluted share to be in the range of $0.95 to $1.05. This guidance also includes $0.01 of non-cash stock based compensation expense.
“Our incremental investments in infrastructure in 2007 will be focused on optimizing our ability to bring more innovative products to market faster and more profitably, reduce warranty costs, enhance customer satisfaction, and strengthen our infrastructure platform as we build towards achieving $1 billion in sales,” stated Mr. Minarik.
The Company expects its first half net income to be less than half of its 2006 results, with the first quarter being the most challenging. The Company expects its third quarter net income to be similar to its third quarter of 2006 results, and the Company expects to increase its net income in the fourth quarter of 2007 compared to 2006.
Due to the timing of the fourth quarter 2006 earnings release being near the end of the first quarter of 2007, the Company is providing specific first quarter 2007 sales guidance. Going forward, the Company plans to comment on progress towards its annual sales and earnings guidance.
For the first quarter of 2007, the Company currently expects total net sales of $83 million to $87 million, an increase of approximately 12% to 17% over the first quarter of 2006. The Company expects security and entertainment gross sales of $64 million to $68 million, an increase of approximately 63% to 73%. Satellite gross sales are expected to decrease in the first quarter of 2007 by 39% to 48% to a range of $19 million to $22 million.
Conference Call and Webcast
Directed Electronics will host a conference call and webcast to discuss its financial results today, March 16th, at 11:00 a.m. EST. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the Company’s website at http://www.directed.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available until midnight, March 23, 2007. The Company’s financial results are also available online at http://www.directed.com.

To participate in the conference call, investors should dial (888) 802-2268 ten minutes prior to the call. International callers should dial (913) 312-1271. A telephone replay of the call will be available through 11:59 p.m. Eastern Time on March 30, 2007 by calling (888) 203-1112 (passcode: 5345872). International callers should dial (719) 457-0820 and use the same passcode.
About Directed Electronics, Inc.
Headquartered in Vista, California, Directed Electronics (NASDAQ: DEIX) is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers based on sales. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio(r) and Definitive Technology(r) premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper(r), Clifford(r), Python(r), Astroflex(r) and Autostart(r). Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO(r), Orion(r), Precision Power(r), Directed Audio(r), Xtreme(r) Directed Video(r), Directed Mobile Media(r) and Automate(r) brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at http://www.directed.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected net sales, expected earnings per share, expected debt, the effect of investments in the business as well as other efforts to improve business metrics and attributes, the effect of growth strategies, and the ability to achieve operational efficiencies. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward- looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, challenge of the Company’s pricing and promotional practices, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, disruption in imports, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, remediation of any internal control deficiencies and identified material weaknesses in internal control over financial reporting, risks with international operations, claims related to intellectual property, ability to service debt obligations, disruption in distribution centers, decline in consumer spending, outcome of existing litigation, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006. Directed disclaims any intent or obligation to update these forward-looking statements.

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Net product sales	$209,268	$134,586	$209,268	$134,586
Royalty and other revenue	1,031	935	1,031	935

Net Sales	210,299	135,521	210,299	135,521

Cost of sales	156,092	94,804	149,602	94,019

Gross profit	54,207	40,717	60,697	41,502

Operating expenses:
Selling, general and administrative	28,771	42,007	27,453	16,864
Management fee to related party	—	3,681	—	—

Total operating expenses	28,771	45,688	27,453	16,864

Income from operations	25,436	(4,971)	33,244	24,638

Other income (expense):
Interest expense, net	(6,830)	(9,210)	(6,746)	(5,970)

Income before provision for income taxes	18,606	(14,181)	26,498	18,668

Provision for income taxes	7,846	(4,507)	10,588	7,598

Net income	10,760	(9,674)	15,910	11,070

Net income attributable to participating securityholders	—	(117)	—	131

Net income available to common shareholders	$10,760	$(9,557)	$15,910	$10,939

Net income per common share:
Basic	$0.41	$(0.48)	$0.61	$0.55
Diluted	$0.41	$(0.48)	$0.61	$0.55

Weighted average number of shares:
Basic	26,032	19,829	26,032	19,829
Diluted	26,041	19,829	26,041	19,829

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	12/31/2006	12/31/2005
GAAP net income	$10,760	$(9,674)
Adjustments:
Gross profit reduction from purchase accounting	6,490	—
Patent litigation costs	1,402	—
Management fee to related party	—	3,681
Stock-based compensation and other initial public offering costs (including $785 in COS)	—	23,692
Equity participation payment	—	2,236
Debt retirement costs	—	3,240
Tax effects of adjustments	(2,742)	(12,105)

Pro forma net income	15,910	11,070
Pro forma net income attributable to participating securityholders	—	131

Pro forma net income available to common shareholders	$15,910	$10,939

GAAP net income per common share, diluted	$0.41	$(0.48)
Pro forma net income per common share, diluted	$0.61	$0.55

Diluted weighted average number of shares (GAAP and pro forma)	26,041	19,829
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income to Pro Forma EBITDA (Note 1)
(unaudited, in thousands)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net income	$10,760	$(9,674)	$15,910	$11,070
Adjustments:
Interest expense, net	6,830	9,210	6,746	5,970
Depreciation	647	522	647	522
Amortization	1,586	1,017	1,586	1,017
Taxes	7,846	(4,507)	10,588	7,598

EBITDA (Note 1)	$27,669	$(3,432)	$35,477	$26,177

DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	Quarter	Quarter
	Ended	Ended
	12/31/2006	12/31/2005
Gross Security and Entertainment Sales	$103,573	$62,364
Gross Satellite Radio Sales	113,975	75,887
Rebates and Discounts	(8,280)	(3,665)

Net Product Sales	209,268	134,586
Royalties and Other Revenue	1,031	935

Net Sales	$210,299	$135,521

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net product sales	$433,927	$301,406	$433,927	$301,406
Royalty and other revenue	3,851	3,152	3,851	3,152

Net Sales	437,778	304,558	437,778	$304,558

Cost of sales	315,155	204,171	308,431	203,386

Gross profit	122,623	100,387	129,347	101,172

Operating expenses:
Selling, general and administrative	70,972	76,845	67,227	50,855
Management fee to related party	—	4,220	—	—

Total operating expenses	70,972	81,065	67,227	50,855

Income from operations	51,651	19,322	62,120	50,317

Other income (expense):
Interest expense, net	(17,516)	(24,857)	(17,091)	(21,617)

Income before provision for income taxes	34,135	(5,535)	45,029	28,700

Provision for income taxes	13,126	(398)	17,704	11,681

Net income	21,009	(5,137)	27,325	17,019

Net income attributable to participating securityholders	—	(61)	—	205

Net income available to common shareholders	$21,009	$(5,076)	$27,325	$16,814

Net income per common share:
Basic	$0.81	$(0.27)	$1.06	$0.89
Diluted	$0.81	$(0.27)	$1.06	$0.89
Weighted average number of shares:
Basic	25,827	18,897	25,827	18,897
Diluted	25,839	18,897	25,839	18,897

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	YTD	YTD
	12/31/2006	12/31/2005
GAAP net income	$21,009	$(5,137)
Adjustments:
Gross profit reduction from purchase accounting	6,724	—
Patent litigation costs	2,978	—
One-time stock compensation expense related to Polk acquisition	767	—
Write-off of debt issuance costs	425	—
Tax effects of adjustments	(3,914)	—
Revaluation of deferred tax assets and liabilities	(664)	—
Management fee to related party	—	4,220
Stock-based compensation and other intitial public offering costs (including $785 in COS)	—	24,540
Equity participation payment	—	2,236
Debt retirement costs	—	3,240
Tax effects of adjustments	—	(12,080)
Revaluation of deferred tax assets and liabilities	—	—

Pro forma net income	27,325	17,019
Pro forma net income attributable to participating securityholders	—	205

Pro forma net income available to common shareholders	$27,325	$16,814

GAAP net income per common share, diluted	$0.81	$(0.27)
Pro forma net income per common share, diluted	$1.06	$0.89

Diluted weighted average number of shares (GAAP and pro forma)	25,839	18,897
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income to Pro Forma EBITDA (Note 1)
(unaudited, in thousands)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net income	$21,009	$(5,137)	$27,325	$17,019
Adjustments:
Interest expense, net	17,516	24,857	17,091	21,617
Depreciation	1,995	1,409	1,995	1,409
Amortization	4,727	4,050	4,727	4,050
Taxes	13,126	(398)	17,704	11,681

EBITDA (Note 1)	$58,373	$24,781	$68,842	$55,776

DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	YTD	YTD
	12/31/2006	12/31/2005
Gross Security and Entertainment Sales	$229,367	$190,510
Gross Satellite Radio Sales	220,070	120,893
Rebates and Discounts	(15,510)	(9,997)

Net Product Sales	433,927	301,406
Royalties and Other Revenue	3,851	3,152

Net Sales	$437,778	$304,558

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DIRECTED ELECTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$9,861	$12,167
Accounts receivable, net	157,013	100,140
Inventories	122,697	43,324
Other current assets	31,755	16,597

Total current assets	321,326	172,228

Property and equipment, net	7,068	4,649
Goodwill and intangible assets, net	342,729	188,053
Other assets	7,584	5,690

	$678,707	$370,620

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$116,690	$54,520
Accrued expenses	40,630	31,037
Current portion of notes payable	3,068	1,699

Total current liabilities	160,388	87,256

Revolving loan	37,000	5,200
Senior notes, less current portion	302,159	164,911
Deferred tax liability	53,473	12,690
Other liabilities	1,296	1,040

Total liabilities	544,316	271,097

Shareholders’ equity	124,391	99,523

	$678,707	$370,620

Contacts:
Ron Dutt
Executive Vice President and Chief Financial Officer
Phone: (760) 598-6200
John Mills/Anne Rakunas
Integrated Corporate Relations
Phone: (310) 954-1100